Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated October 13, 2016, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, on the consolidated financial statements of Provision Holding, Inc. which appears in this Registration Statement on Form S-1.

/s/ RBSM LLP

New York, NY
November 22, 2016